UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2012

Online Resources Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-26123	52-1623052
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4795 Meadow Wood Lane, Chantilly, Virginia	20151
(Address of principal executive offices)	(Zip Code)

703-653-3100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

As previously disclosed by the Registrant, in the civil action lawsuit styled Lawlor v. Online Resources Corp., Case No. 2010-5601, Fairfax County Circuit Court (Nov. 8, 2011), appeal granted, No. 120208 (Va. June 6, 2012), Matthew P. Lawlor, the Registrant’s former chairman and chief executive officer, in April 2011 obtained a jury verdict on several of the claims contained in his employment-related lawsuit against the Registrant. Mr. Lawlor was awarded $5,265,619 in damages plus pre-judgment interest and attorneys’ fees. As a result of this verdict against the Registrant, the Registrant recorded an aggregate reserve of $8.0 million. After post-trial motions and proceedings, on November 8, 2011, the court issued a judgment awarding Mr. Lawler $5,265,619 in damages plus pre-judgment interest and $2,131,035 in attorneys’ fees plus applicable interest.

The Registrant filed a petition for appeal with the Supreme Court of Virginia on February 3, 2012, asking the Court to reverse the judgment against the Registrant on the counts on which the Registrant lost at trial, in whole or in part. On June 6, 2012, the Supreme Court of Virginia granted the Registrant’s petition for appeal and the Registrant will proceed to brief its arguments. While the Registrant will continue to vigorously pursue its bid to appeal the judgment and believes that it has meritorious grounds for appeal, there can be no assurance that the Registrant will prevail. Reference is made to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 for additional information relating to this lawsuit.

The information furnished under this Item 7.01 of this Current Report on Form 8-K shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Online Resources Corporation

June 11, 2012	By:	/s/ Joseph L. Cowan
		Name:	Joseph L. Cowan
		Title:	President and Chief Executive Officer